UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hormel Foods Corporation
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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 31, 2017, at  8:00 p.m. Central Standard Time.  The items of business are:

1.              Elect a board of 14 directors for the ensuing year;

2.              Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2017;

3.              Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2017 annual meeting proxy statement;

4.              Advisory vote to determine the frequency (annual, biennial or triennial) of the stockholder advisory vote to approve Named Executive Officer compensation;

5.              Vote on a stockholder proposal, if presented at the meeting; and

6.              Such other matters as may properly come before the meeting.

The Board of Directors has fixed December 2, 2016, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and
Corporate Secretary
December 21, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 31, 2017

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

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PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 31, 2017.  This proxy statement and form of proxy, or a Notice of Internet Availability of Proxy Materials, are first being mailed to stockholders on or about December 21, 2016.

GENERAL INFORMATION

Voting Securities -   Only stockholders of record at the close of business as of December 2, 2016 are entitled to vote at the meeting.  The Company had 528,801,691 shares of common stock outstanding as of December 2, 2016.  Each share of stock is entitled to one vote.  There is no cumulative voting.  The Company has no other class of shares outstanding.

Quorum -   A majority of the outstanding shares will constitute a quorum at the meeting.

Voting Your Proxy -   Whether or not you plan to attend the meeting, we encourage you to grant a proxy to vote your shares.  Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the internet or telephone.  If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

	Vote Required	Voting Options	Board Recommendation (1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention(3)
Item 1: Elect 14 directors	Majority of the votes cast(4)(5)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2: Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2017	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”
Item 3: Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2017 annual meeting proxy statement	Majority of the votes cast(4)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 4: Advisory vote to determine the frequency of the stockholder advisory vote to approve Named Executive Officer compensation	The frequency option that receives the highest number of votes will be considered the advisory vote of stockholders	“1 YEAR” “2 YEARS” “3 YEARS” “ABSTAIN”	“1 YEAR”	No	None
Item 5: Vote on a stockholder proposal, if presented at the meeting	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“AGAINST”	No	“AGAINST”

(1)                                 If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations set forth above.

(2)                                 If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.”   “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  The New York Stock Exchange (“NYSE”) rules determine whether uninstructed brokers have discretionary voting power on a particular proposal.

(3)                                 Shares represented by abstentions are counted for purposes of determining the presence of a quorum for the transaction of business and as shares represented at the meeting.

(4)                                 A majority of the votes cast means that there are more “FOR” votes than “AGAINST” votes.

(5)                                 An incumbent director who is not re-elected under this standard must promptly offer to resign.  The Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale.  In the event of a contested election, directors will be elected by a plurality of the votes cast.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

Revoking Your Proxy and Changing Your Vote -   You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting in person at the meeting or sending a written notice of revocation to the Corporate Secretary.

Expenses -   The expenses of soliciting proxies will be paid by the Company.  Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees.  Such persons will not receive additional compensation.  The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

MEETING ADMISSION

The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 31, 2017:

•                  Stockholders of record at the close of business on December 2, 2016, and their immediate family members;

•                  Individuals holding written proxies executed by stockholders of record at the close of business on December 2, 2016;

•                  Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on December 2, 2016, and their immediate family members;

•                  Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan;

•                  Other individuals with the approval of the Corporate Secretary; and

•                  One authorized representative of stockholders that are corporations or other entities.  Additional authorized representatives may be admitted with the approval of the Corporate Secretary.

If you are not able to attend, we will have video of the meeting available on the internet after February 1, 2017.  To view this video, follow these instructions:

1.                                      Go to the “Newsroom” section of http://www.hormelfoods.com/;

2.                                      Click on the “Annual Meeting” story under Company News; and

3.                                      Locate the video within the Annual Meeting story content and click play.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors.  The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders or proxies who wish to speak and to determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting will be distributed at the meeting along with the agenda.  The Chairman may also rely on applicable law regarding disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director -  The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership.  The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders.  The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.  The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  Stockholders should send:

1.              Name of the candidate and the candidate’s business and residence addresses;

2.              A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.              A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.              A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee.  Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills.  This information is evaluated against the criteria set forth below and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used to further evaluate candidates.  On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

Director Qualifications – The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating director candidates the Committee will consider, among other qualifications the Committee deems appropriate, a candidate’s:

•                  Intellect;

•                  Integrity;

•                  Broad-based experience at the policy-making level in business, government, education or the public interest;

•                  Analytical ability;

•                  Ability to qualify as an independent director;

•                  Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•                  Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection.  The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board.  Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered.  The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications.  While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders.  The Board selects director nominees based on its assessment and consideration of various factors.  These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director –  Each of our director nominees is well qualified under the criteria described above.  As employees of the Company, Mr. Ettinger and Mr. Snee do not qualify as independent directors.  Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience with a large company or organization.  Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning.  Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board.  Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings.  Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The Board of Directors recommends a vote FOR each of the 14 director nominees listed below.  The persons named as proxies will vote FOR the election of these 14 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors.  Directors are elected by a majority of the votes cast, whereby there must be more “FOR” votes than “AGAINST” votes for the nominee.  An incumbent director who is not re-elected under this standard must promptly offer to resign.

DIRECTOR NOMINEES

GARY C. BHOJWANI, age 48, director since 2014.

Mr. Bhojwani is President of CNO Financial Group, Inc., a provider of health and life insurance and retirement solutions, a position he has held since April 2016.  He was founder and Chief Executive Officer of GCB, LLC, an insurance and financial services consulting company, from April 2015 to April 2016.  Mr. Bhojwani was Chairman of Allianz Life Insurance Company of North America, a provider of retirement solutions, and a member of the Board of Management of Allianz SE from 2012 to January 1, 2015 and Chief Executive Officer of Allianz Life Insurance Company of North America from 2007 to 2011.  He was President of Commercial Business, Fireman’s Fund Insurance Company from 2004 to 2007, Chief Executive Officer of Lincoln General Insurance Company from 2002 to 2004, founder and Chief Executive Officer of Avalon Risk Management from 1998 to 2002, and President, Trade Insurance Services from 1995 to 1997.  Mr. Bhojwani is a member of the Board of Directors of Allina Health System, Minneapolis, Minnesota, and the Minneapolis Institute of Arts, Minneapolis, Minnesota.   Mr. Bhojwani brings extensive expertise in risk management, finance and consumer product marketing to the Board, as well as ongoing experience as the active President of a publicly held company whose stock is traded on the NYSE.

TERRELL K. CREWS, age 61, director since 2007.

Mr. Crews retired from Monsanto Company, an agricultural company, in 2009.  He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007.  Mr. Crews is a member of the Board of Directors of Archer-Daniels-Midland Company, Chicago, Illinois, WestRock Company, Richmond, Virginia, Teays River Investments, LLC, Zionsville, Indiana, and Junior Achievement of Greater St. Louis, Chesterfield, Missouri, and the Board of Trustees of Freed-Hardeman University, Henderson, Tennessee.  Mr. Crews brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, agri-business and international operations.

JEFFREY M. ETTINGER, age 58, director since 2004.

Mr. Ettinger is Chairman of the Board of the Company, serving in that capacity since October 31, 2016.  He was Chairman of the Board and Chief Executive Officer from October 26, 2015 to October 30, 2016, Chairman of the Board, President and Chief Executive Officer from November 2006 to October 2015, President and Chief Executive Officer from January to November 2006, and President and Chief Operating Officer from 2004 to 2006.  Mr. Ettinger is a member of the Board of Directors of The Toro Company, Bloomington, Minnesota, Ecolab Inc., St. Paul, Minnesota, and The Hormel Foundation, Austin, Minnesota.  In addition to his exemplary executive leadership of the Company, Mr. Ettinger brings practical finance, marketing and legal expertise to the Board, as well as a deep knowledge of the Company and food industry developed during his 27-year tenure with the Company.

GLENN S. FORBES, M.D., age 69, director since 2011.

Dr. Forbes is retired Executive Board Chair, past CEO Mayo Clinic-Rochester, and Emeritus Physician, Mayo Clinic, having retired in 2012. He was Medical Director for Diversified Business Activities for Medical Imaging Services at Mayo Clinic from 2010 to 2012, Medical Director for State Government Affairs and Public Relations at Mayo Clinic from 2009 to 2010, and Chief Executive Officer, Mayo Clinic-Rochester from 2006 to 2009.  Dr. Forbes was Professor of

Radiology, Mayo Clinic College of Medicine from 1990 to 2012, and Consultant in the Department of Diagnostic Radiology at Mayo Clinic from 1977 to 2012.  He was a member of the Board of Trustees, Mayo Clinic from 2006 to 2009, and the Board of Governors, Mayo Clinic from 2003 to 2009, and Chair of the Executive Board, Mayo Clinic-Rochester from 2006 to 2009.  He is past Chair of the Board of Directors of the American Board of Radiology Foundation, Tucson, Arizona.  Dr. Forbes brings executive leadership experience with a large Minnesota-based health care institution and extensive public policy and corporate governance expertise to the Board.

STEPHEN M. LACY, age 62, director since 2011.

Mr. Lacy is Chairman of the Board, President and Chief Executive Officer of Meredith Corporation, a media and marketing company, a position he has held since 2010. He served Meredith Corporation as President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998.  Mr. Lacy is a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa, and Great Western Bancorp, Inc., Sioux Falls, South Dakota.  Mr. Lacy brings extensive expertise in finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

JOHN L. MORRISON, age 71, director since 2003.

Mr. Morrison has served as Managing Director, Goldner Hawn Johnson & Morrison Incorporated, a private equity investment firm, since 1989 and Chairman, Callanish Capital Partners, a private hedge fund, since 2001.  He was Executive Vice President of Pillsbury Company and Chairman of the U.S. Consumer Foods Group from 1987 to 1989, and President of Pillsbury’s International Group from 1981 to 1987.  Mr. Morrison is a member of the Board of Directors of Andersen Corporation, St. Paul, Minnesota.  Mr. Morrison brings extensive expertise in finance, corporate development, and international business, as well as deep food industry knowledge, to the Board.

ELSA A. MURANO, Ph.D., age 57, director since 2006.

Dr. Murano has served Texas A&M University as Director of the Norman Borlaug Institute for International Agriculture since 2014, Professor, Department of Animal Science, since 2001, and President Emerita since 2009.  She was Interim Director of the Norman Borlaug Institute for International Agriculture from 2012 to 2014, President of Texas A&M University from 2008 to 2009, and Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to 2007.  Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004. She is a member of the Board of Directors of Food Safety Net Services, San Antonio, Texas.  Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

ROBERT C. NAKASONE, age 68, director since 2006.

Mr. Nakasone is Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting business he has led since 2000.  Mr. Nakasone was Chief Executive Officer, Toys “R” Us, Inc. from 1998 to 1999, President and Chief Operating Officer from 1994 to 1997, Vice Chairman from 1989 to 1993, and President U.S. Toy Stores from 1985 to 1988.  Prior to 1985, he served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice President and General Manager of the Jewel Food Stores Midwest Region.  Mr. Nakasone is a member of the Board of Trustees of Claremont McKenna College, Claremont, California, the “V” Foundation For Cancer Research, Cary, North Carolina, and the Santa Barbara Foundation, Santa Barbara, California.  He was a founding member of the Board of Directors of Staples, Inc., Framingham, Massachusetts and retired from that Board in 2015.  Mr. Nakasone brings extensive expertise in retail food product marketing and international business development to the Board, as well as experience as the Chief Executive Officer of a large publicly held company.

SUSAN K. NESTEGARD, age 56, director since 2009.

Ms. Nestegard is former President, Global Healthcare Sector, of Ecolab Inc., a provider of cleaning and sanitizing products and services.  She held that position from 2010 to 2012, and was Executive Vice President, Global Healthcare Sector, from 2008 to 2010, Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from 2003 to 2008.  Ms. Nestegard served as interim Chief Executive Officer of Cambridge Major Laboratories, Inc., a pharmaceutical company, from March 2014 to August 2014.  She also has over 20 years of experience with 3M Company in product development, research and development, and business unit management.  Ms. Nestegard is a member of the Board of

Directors of American Capital, Ltd., Bethesda, Maryland. Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

DAKOTA A. PIPPINS, age 68, director since 2001.

Mr. Pippins has been President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003.  He served as Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003, Director of Management Institute at New York University from 1990 to 1995, and has been an Adjunct Associate Professor at New York University since 1990.  Prior experience includes various management positions at Citicorp, a banking company, General Foods Corporation, a food company, and Burrell Communications Group, a marketing company.  Mr. Pippins brings to the Board in-depth expertise in consumer product marketing and corporate sustainability, developed both through professional work experience and academia.

CHRISTOPHER J. POLICINSKI, age 58, director since 2012.

Mr. Policinski is President and Chief Executive Officer of Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, a position he has held since 2005.  He served Land O’Lakes, Inc. as Chief Operating Officer of the Dairy Foods business unit starting in 1999, and Vice President of Strategy and Business Development starting in 1997.  Prior experience includes various management positions at Kraft General Foods Corporation, a food company, Bristol Myers Squibb, a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company.  Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc., Minneapolis, Minnesota, Grocery Manufacturers of America, Washington, D.C., National Council of Farmer Cooperatives, Washington, D.C., U. S. Global Leadership Campaign, Washington, D.C., and Catholic Relief Services, Baltimore, Maryland, and the Board of Trustees of the University of Minnesota Foundation, Minneapolis, Minnesota.  Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as ongoing experience as the active Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

SALLY J. SMITH, age 58, director since 2014.

Ms. Smith is President and Chief Executive Officer of Buffalo Wild Wings, Inc., a restaurant company, a position she has held since 1996. She served Buffalo Wild Wings, Inc. as Chief Financial Officer from 1994 to 1996.  Ms. Smith was Controller, from 1984 to 1987, and Chief Financial Officer, from 1987 to 1994, of Dahlberg, Inc., a manufacturer of hearing aids.  She began her career with KPMG LLP, an international accounting and consulting firm. Ms. Smith is a member of the Board of Directors of Buffalo Wild Wings Inc., Minneapolis, Minnesota, Alerus Financial Corporation, Grand Forks, North Dakota, Allina Health System, Minneapolis, Minnesota, and the National Restaurant Association, Washington, D.C.  Ms. Smith brings extensive expertise in finance, corporate development and the foodservice industry to the Board, as well as ongoing experience as the active Chief Executive Officer of a Minnesota-based publicly held company.

JAMES P. SNEE, age 49, director since 2015.

Mr. Snee is President and Chief Executive Officer of the Company, serving in that capacity since October 31, 2016.  He was President and Chief Operating Officer from October 26, 2015 to October 30, 2016.  Mr. Snee was Group Vice President and President, Hormel Foods International Corporation from October 2012 to October 2015, Vice President and Senior Vice President, Hormel Foods International Corporation from October 2011 to October 2012, and Vice President, Affiliated Business Units from October 2008 to October 2011.  In addition to his executive leadership experience, Mr. Snee brings broad sales, marketing, supply chain and international business expertise to the Board, as well as in-depth knowledge of the Company and food industry developed during his 27-year career with the Company.

STEVEN A. WHITE, age 56, director since 2014.

Mr. White is President, Comcast West Division, of Comcast Corporation, an entertainment and communications company, a position he has held since 2009.   He served Comcast as Regional Senior Vice President, Comcast California from 2007 to 2009 and as Regional Senior Vice President, Comcast Mid-South Region from 2002 to 2007.  Mr. White was Regional Vice President of AT&T Broadband, LLC from 2000 to 2002 and Regional Vice President of Telecommunications, Inc. from 1997 to 2000.  Prior experience includes various marketing positions with Colgate-Palmolive Company from 1991 to

1997.  He is a member of the Board of Directors of Comcast Foundation, Philadelphia, Pennsylvania.  Mr. White brings significant expertise in digital commerce and consumer product marketing to the Board, as well as ongoing experience as the active President of a large business.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•                                          At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•                                          Directors who (1) retire from or change their principal employment, (2) reach retirement age of 72, (3) resign or are removed from, or fail to be re-elected to, the board of directors of any other public company, or (4) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board.  The Board may accept or reject a letter of resignation.  It is the Board’s general policy that directors will not stand for reelection after reaching age 72;

•                                          The Board and Board committees will conduct annual self-evaluations.  This self-evaluation process currently includes the completion and anonymous submission of Board and Board committee assessment surveys by all Board members and personal interviews conducted by the Lead Director with all Board members;

•                                          Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•                                          All independent directors will typically meet in executive session at the end of every regular Board meeting but in all circumstances at least quarterly;

•                                          The Compensation Committee will evaluate the Chief Executive Officer’s performance annually.  This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”) which is reviewed by all the nonemployee directors.  The annual evaluation will take into account the CEO’s performance measured against established goals.  After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•                                          Directors will have full access to officers and employees of the Company; and

•                                          The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance - Governance Documents.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined.  This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Jeffrey M. Ettinger has been Chairman of the Company since October 31, 2016 and previously served as both Chairman and CEO of the Company from November 2006 through October 30, 2016.  James P. Snee has served as CEO of the Company since October 31, 2016.   Both Mr. Ettinger and Mr. Snee are members of the Board.  The Board believes this leadership structure, which separates the Chairman and CEO roles, is optimal at this time because it allows Mr. Snee to focus on operating and managing the Company, while Mr. Ettinger can focus on leadership of the Board.

When the Chairman is not an independent director, the Board will appoint a “Lead Director.”  The Lead Director position is held by an independent director elected by the Board of Directors.  The Board’s policy is that a director’s term as Lead Director should generally be limited to five consecutive years.

John L. Morrison served as the Lead Director from November 2011 through the end of the Board meeting held September 26, 2016.  Christopher J. Policinski was elected the Lead Director effective at the end of the Board meeting held September 26, 2016.  The duties of the Lead Director include the following:

•                                          Serve as a liaison between the Chairman and the nonemployee directors;

•                                          Serve as a liaison among the nonemployee directors;

•                                          Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•                                          Have the authority to call meetings of the nonemployee directors, with advance notice of such meetings to be given to the Chairman;

•                                          Preside at meetings of the Board in the absence of the Chairman;

•                                          Preside at executive sessions of the nonemployee or independent directors;

•                                          In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•                                          In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation and Governance Committees also provide leadership to the Board in their assigned areas of responsibility.   The Board believes the substantial majority of independent directors on the Board, use of a Lead Director, independent Committee chairs and executive sessions of the independent directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees.  This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance - Governance Documents.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines.   Officers need to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position.  Directors need to hold shares of Company stock with a value equal to their five-year average annual retainer times a multiple of 5.  For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held.

The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines.   Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).   Stock options and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines.  Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance.  All officers and directors who are subject to the guidelines are in compliance with the guidelines.

The Company has adopted a pledging policy which prohibits officers and directors from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

The Company has also adopted a hedging policy which prohibits employees, officers and directors from purchasing any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities held directly or indirectly by the employee, officer or director.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent.  The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance - Governance Documents.”  A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Gary C. Bhojwani	John L. Morrison	Dakota A. Pippins
Terrell K. Crews	Elsa A. Murano	Christopher J. Policinski
Glenn S. Forbes	Robert C. Nakasone	Sally J. Smith
Stephen M. Lacy	Susan K. Nestegard	Steven A. White

The Board of Directors also has determined that each of the Company’s Audit, Compensation and Governance Committees is composed solely of independent directors.  In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company.  This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.  In making the independence determination for Mr. Lacy, Chairman of the Board, President & CEO of Meredith Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company, including transactions through its advertising agencies, and Meredith Corporation, a supplier of the Company.  The Board determined that this relationship was not material and did not impair Mr. Lacy’s independence.  In making the independence determination for Mr. Policinski, President & CEO of Land O’Lakes, Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Land O’Lakes, Inc., a supplier of the Company.  The Board determined that this relationship was not material and did not impair Mr. Policinski’s independence.  In making the independence determination for Ms. Smith, President and CEO of Buffalo Wild Wings, Inc., the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Buffalo Wild Wings, Inc., a customer of the Company.  The Board determined that this relationship was not material and did not impair Ms. Smith’s independence.  In making the independence determination for Mr. White, President, West Division of Comcast Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Comcast Corporation, a service provider to the Company.  The Board determined that this relationship was not material and did not impair Mr. White’s independence.  The dollar amount of the Company’s transactions with Meredith Corporation, Land O’Lakes, Inc., Buffalo Wild Wings, Inc. and Comcast Corporation are below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards.

Board of Director and Committee Meetings

Board of Directors and Committees -   The Board of Directors conducts its business through meetings of the Board and its committees.  The Lead Director presides at executive sessions of the nonemployee or independent directors.  The Board held eight meetings during fiscal 2016.  Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.

The Board of Directors has established the following Board committees: Audit, Compensation and Governance.  The following table shows membership and meeting information for each committee for fiscal 2016.

Name	Audit Committee(1)(2)	Compensation Committee	Governance Committee(1)(2)
Gary C. Bhojwani		X	X
Terrell K. Crews	X*	X
Glenn S. Forbes			X
Stephen M. Lacy	X	X*
John L. Morrison		X	X
Elsa A. Murano			X
Robert C. Nakasone		X	X*
Susan K. Nestegard	X
Dakota A. Pippins	X
Christopher J. Policinski	X	X
Sally J. Smith	X
Steven A. White			X
Total Meetings in Fiscal 2016	11	5	5

* Committee Chair

(1)                                 Elsa A. Murano moved from the Audit Committee to the Governance Committee and Dakota A. Pippins moved from the Governance Committee to the Audit Committee effective at the end of the November 23, 2015 Board meeting.

(2)                                 Christopher J. Policinski moved from the Audit Committee to the Governance Committee and Gary C. Bhojwani moved from the Governance Committee to the Audit Committee effective at the end of the September 26, 2016 Board meeting.

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Corporate Governance - Governance Documents.”

Audit Committee -  Each member of the Audit Committee is financially literate as determined by the Board of Directors.  The Board also determined that Terrell K. Crews, Stephen M. Lacy and Sally J. Smith each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”).   The duties of the Audit Committee include the following:

•                  Select and evaluate the performance of the independent registered public accounting firm;

•                  Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•                  Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair its independence;

•                  Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•                  Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                  Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•                  Understand the Company’s key areas of risk and assess the steps management takes to manage such risk; and

•                  Oversee the Company’s Code of Ethical Business Conduct, including assessment of the steps management takes to assure the Company’s compliance with all applicable laws and regulations and corporate policies.

Compensation Committee -   The duties of the Compensation Committee include the following:

•                  Establish compensation arrangements for all officers of the Company;

•                  Engage a compensation consultant to review the Company’s compensation programs;

•                  Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•                  Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•                  Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee -   The duties of the Governance Committee include the following:

•                  Establish criteria for new directors and evaluate potential candidates;

•                  Make recommendations to the Board regarding the composition of Board committees;

•                  Make recommendations to the Board of a member of the Board for election as Lead Director;

•                  Review the Company’s executive succession plans;

•                  Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•                  Monitor the Company’s sustainability, environmental, and corporate social responsibility activities;

•                  Evaluate objectives and policies regarding the Company’s management of its human resources; and

•                  Oversee the annual evaluation of the Board.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight.  The Board administers its risk oversight function through the full Board and each of its committees.  Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process.  The ERM process is designed to identify and assess the Company’s risks globally, and develop steps to mitigate and manage risks.  The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions.  In addition, the Board receives regular reports on the Company’s overall business, specific segments and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls and legal and regulatory compliance.   The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Ethical Business Conduct.  The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans.  The Governance Committee oversees risk in connection with corporate governance practices.  All of these committees make regular reports of their activities to the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year fifteen directors of the Company attended the Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to:  Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.  All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.

COMPENSATION OF DIRECTORS

In fiscal 2016, the Company provided the following elements of compensation to nonemployee directors:

•                  Annual retainer of $70,000;

•                  Additional retainer of $25,000 per year for Lead Director;

•                  Additional retainer of $15,000 per year for chair of the Audit and Compensation Committees;

•                  Additional retainer of $10,000 per year for chair of the Governance Committee;

•                  Meeting fee for each committee meeting of $1,000 for attendance in person or $500 for attendance by telephone (no meeting fees are paid for attendance at Board meetings); and

•                  An award of restricted shares of Company common stock having a fixed value of $160,000 on February 1 based on the NYSE closing price for the stock at the end of that day (rounded to the nearest whole share number), subject to a restricted period which expires upon the earlier of the day before the date of the Company’s next annual stockholders meeting or the first anniversary of the award.

The retainers are paid half on February 1 and half on August 1.  These payments and the equity award are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

Newly elected nonemployee directors receive a prorated annual retainer and award of restricted shares based on the number of regular Board meetings scheduled from the time the director joins the Board to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings.  The restricted period for restricted shares awarded to newly elected nonemployee directors will expire upon the earlier of the day before the date of the Company’s next annual stockholders meeting or the following February 1.

The NYSE closing price of the Company’s stock was $41.01 on February 1, 2016 (as adjusted for the two-for-one stock split distributed on February 9, 2016).  This price resulted in an award of 3,902 restricted shares of Company common stock (on a post stock split basis) to each nonemployee director on that date.

The awards of restricted shares on February 1, 2016 were made pursuant to the terms of the stockholder-approved 2009 Long-Term Incentive Plan.  Each nonemployee director and the Company entered into a Restricted Stock Award

Agreement consistent with the 2009 Long-Term Incentive Plan.  Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Plan.  Deferred fees times 105% are credited as stock units under the plan.  The stock units have the same value as Company common stock and receive dividend equivalents.  Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company receive no additional compensation for service on the Board pursuant to Compensation Committee policy.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors.  The Committee uses a compensation consultant, Pearl Meyer, to provide advice regarding nonemployee director compensation.  The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation.  See “How Annual Compensation Decisions are Made” on page 23 for a list of these peer companies.  The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation.  If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

The Compensation Committee’s current policy is to review nonemployee director compensation every other year.  After this process was completed in late 2014, no changes were made to the Company’s nonemployee director compensation policy.  The next review of nonemployee director compensation is scheduled to take place in early 2017.

The fiscal 2016 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2016
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary C. Bhojwani	79,500	160,021	-	-	239,521
Terrell K. Crews	97,000	160,021	-	1,491	258,512
Glenn S. Forbes	75,000	160,021	-	1,366	236,387
Stephen M. Lacy	97,000	160,021	-	10,000	267,021
John L. Morrison	104,500	160,021	-	27,076	291,597
Elsa A. Murano	75,000	160,021	-	-	235,021
Robert C. Nakasone	89,500	160,021	-	27,316	276,837
Susan K. Nestegard	77,000	160,021	-	6,922	243,943
Dakota A. Pippins	77,500	160,021	-	12,376	249,897
Christopher J. Policinski	82,000	160,021	-	5,853	247,874
Sally J. Smith	76,500	160,021	-	1,037	237,558
Steven A. White	74,000	160,021	-	1,761	235,782

(1)                                 Consists of annual retainer, additional retainer for Lead Director and committee chairs, and meeting fees.  Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Plan.

(2)                                 Consists of the aggregate grant date fair value of restricted stock awarded to each nonemployee director in fiscal 2016, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”).  Each nonemployee director on February 1, 2016 received a grant of 3,902 shares of restricted stock (as adjusted for the two-for-one stock split distributed on February 9, 2016).  The grant date fair value is based on the NYSE closing price of our common stock on the grant date, which was $41.01 on February 1, 2016 (as adjusted for the two-for-one stock split distributed on February 9, 2016).

(3)                                 As of October 30, 2016, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock (rounded to the nearest full share):

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)
Gary C. Bhojwani	-	3,902
Terrell K. Crews	79,940	3,902
Glenn S. Forbes	13,200	3,902
Stephen M. Lacy	19,800	3,902
John L. Morrison	90,400	3,902
Elsa A. Murano	90,400	3,902
Robert C. Nakasone	90,400	3,902
Susan K. Nestegard	47,632	3,902
Dakota A. Pippins	-	3,902
Christopher J. Policinski	6,600	3,902
Sally J. Smith	-	3,902
Steven A. White	-	3,902

(4)                                 Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Plan.  Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows:  Mr. Lacy - $10,000; and Mr. Nakasone - $10,000.  This matching gift program is available to all full-time and retired employees and directors of the Company.

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm.  The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2016 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the PCAOB in Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2016 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 30, 2016, for filing with the SEC.

THE AUDIT COMMITTEE
Terrell K. Crews, Chair	Susan K. Nestegard
Gary C. Bhojwani	Dakota A. Pippins
Stephen M. Lacy	Sally J. Smith

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 30, 2016 and October 25, 2015 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2016	Fiscal 2015

Audit fees	$1,926,500	$1,840,907
Audit-related fees	$167,900	$174,500
Tax fees	$0	$0
All other fees	$0	$0

Audit Fees -   Audit fees are for audit of the Company’s financial statements and the audit of internal control over financial reporting for fiscal years 2016 and 2015.  Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees -   Audit-related fees are for services related to the performance of the audit.  These services consist of benefit plan audits.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval of audit and nonaudit services provided to the Company by the independent registered public accounting firm.  The Committee preapproved all of the services performed by Ernst & Young during fiscal years 2016 and 2015.  The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 29, 2017.  Ernst & Young has served as the Company’s public auditors since 1931.

At the annual meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 29, 2017.  Stockholder approval of this appointment is not required.  The Board is requesting ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of Ernst & Young are expected to be present at the meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 2, 2016, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	256,433,116(1)	48.49%

(1)                                 The Hormel Foundation (“Foundation”) holds 27,544,172 of such shares as individual owner and 228,888,944 of such shares as trustee of various trusts.  The Foundation, as trustee, votes the shares held in trust.  The Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of principal and accumulated income in various trusts.  These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Chair, Gary J. Ray, retired President Protein Business Units of Hormel Foods; Vice Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Treasurer, Jerry A. Anfinson, retired Certified Public Accountant, Austin; Lt. David D. Amick, Commanding Officer, The Salvation Army of Austin; Dr. Adenuga Atewologun, President, Riverland Community College; Diane B. Baker, Executive Director, United Way of Mower County, Inc.; Dr. Mark R. Ciota, President and Chief Executive Officer of Mayo Clinic Health System-Albert Lea and Austin; Thomas J. Dankert, Finance Director of the City of Austin, representing the City of Austin; Dr. Zigang Dong, Executive Director, The Hormel Institute, Austin, representing the University of Minnesota, Hormel Institute; Jeffrey M. Ettinger, Chairman of the Board of Hormel Foods; Craig W. Johnson, Attorney, Austin; Joel W. Johnson, retired Chairman of the Board of Hormel Foods; Randall J. Kramer, Certified Financial Planner, Austin; David M. Krenz, Superintendent of Austin Public Schools; Tedd M. Maxfield, Executive

Director, YMCA of Austin; Richard R. Pavek, Executive Director, Cedar Valley Services, Inc., Austin; Larry J. Pfeil, retired Vice President of Hormel Foods; and Michael C. Ruzek, Board Chair, Austin Area Foundation.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 25, and all directors and executive officers of the Company as a group as of December 2, 2016, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Exercisable Options(2)	Percent of Class
Gary C. Bhojwani	14,786	-	*
Steven G. Binder(3)(4)	348,593	1,290,450	*
Terrell K. Crews	78,644	79,940	*
Jeffrey M. Ettinger(3)(4)(5)	1,575,580	8,198,550	1.80%
Jody H. Feragen(3)(4)	316,266	1,169,650	*
Glenn S. Forbes	49,044	13,200	*
Stephen M. Lacy	39,984	19,800	*
Glenn R. Leitch(4)	44,104	411,200	*
John L. Morrison(3)	220,015	90,400	*
Elsa A. Murano	71,469	90,400	*
Robert C. Nakasone	127,514	90,400	*
Susan K. Nestegard	69,985	47,632	*
Dakota A. Pippins	96,584	-	*
Christopher J. Policinski	43,106	6,600	*
Sally J. Smith	18,112	-	*
James P. Snee(4)	52,617	418,400	*
Steven A. White	19,396	-	*
All Directors and Executive Officers as a Group (32 persons)(4)	4,003,888	15,244,772	3.54%

* One percent or less.

(1)                                 Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares.  None of the shares are pledged as security.  Holdings are rounded to the nearest full share.

(2)                                 Consists of shares subject to options exercisable on or within 60 days of December 2, 2016.

(3)                                 Includes the following number of shares of the Company’s common stock beneficially owned by members of their respective households:  Mr. Binder – 336,924; Mr. Ettinger – 2,101; Ms. Feragen – 70,200; and Mr. Morrison – 60,480.

(4)                                 Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(5)                                 Does not include any shares owned by The Hormel Foundation.  Mr. Ettinger is a member of the Board of Directors of the Foundation.  Mr. Ettinger disclaims beneficial ownership of all shares owned by the Foundation.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016.

THE COMPENSATION COMMITTEE
Stephen M. Lacy, Chair	John L. Morrison
Gary C. Bhojwani	Robert C. Nakasone
Terrell K. Crews	Christopher J. Policinski

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of nonemployee, independent directors.  The Committee uses a compensation consultant, Pearl Meyer, to provide compensation advice independent of Company executives.  The Committee determined the consultant’s work did not raise any conflict of interest. Pearl Meyer does not provide any additional consulting services to the Company.  The Committee and its consultant work with senior management to implement and monitor the programs the Committee approves.

The Company’s executive compensation programs are designed to achieve two primary goals:

•                  Attract and retain highly qualified executive officers; and

•                  Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to reward performance.

Total compensation for executive officers is leveraged toward incentive compensation rather than base salary.  Incentive compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved performance over a multi-year timeline.  This compensation balance provides both downside risk and upside opportunity for reward based on Company performance.

The Company’s target pay positioning reflects the strong pay-for-performance philosophy.  The Compensation Committee considers several factors in its review and approval of overall target compensation, including individual experience and performance, internal parity, competitive pay levels, and competitive performance.  In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the various plans as well as the performance/payout time horizon.  As indicated in the table below, target pay levels and incentive plan leverage are designed to create alignment between actual relative pay and relative performance.  The Committee believes this strategy has allowed the Company to attract and retain a skilled, experienced management team, including the named executive officers (“NEOs”) listed in the Summary Compensation Table on page 25, that has delivered strong, consistent financial performance and returns to stockholders.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs
Base Salary	Individual performance	Annual	Low	10 – 25%
Operators’ Shares	Company EPS	Annual	Low/Moderate	5 - 15%
Annual Incentive Plan	Company EBIT, segment profit and asset management	Annual	Moderate/High	15 – 25%
Long-Term Incentive	Relative total shareholder return performance	3-year performance period	Moderate/High	15 – 30%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	25 – 40%

Say-on-Pay

At the 2015 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation.  The stockholders approved, on an advisory basis, the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2015 annual meeting proxy statement.  The vote was 208,692,598 shares “For” (95.52% of the shares voted), 3,004,891 shares “Against” (1.38% of the shares voted), and 6,775,118 shares “Abstain” (3.10% of the shares voted).

The Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since that vote.  The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs.  While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2016 and 2017, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Consistent with the stockholders’ preference expressed in voting at the 2011 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every two years.  Following the stockholder advisory vote at this meeting (see item 3 on page 32), the next such vote would take place at the 2018 Annual Meeting of Stockholders if the vote is to be held every year as recommended by the Board.  The Board will take into account the result of the stockholder advisory vote on the frequency of the vote on NEO compensation at this meeting (see item 4 on page 33) when determining the frequency of future advisory votes.

Executive Compensation Programs

Executive officer compensation consists of six parts:

•                  Base Salary;

•                  Operators’ Share Incentive Compensation Plan;

•                  Annual Incentive Plan;

•                  Long-Term Incentives;

•                  Stock Incentives; and

•                  Benefits and Perquisites.

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 40% of an executive officer’s total direct compensation.  Salary levels are based on a combination of factors.  These factors include competitive pay levels, the executive’s experience and tenure, the executive’s responsibilities, the executive’s performance and the Company’s overall annual budget for merit increases.  In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan

Why Operators’ Shares?

The Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive.  The basic concept of the Operators’ Share Plan structure has been in place since 1932.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The concept behind the Operators’ Share Plan is that as the EPS of the Company rises over time, so too the executive’s compensation rises.  Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares.  Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock.  Operators’ Shares represent the right to receive cash compensation under the Operators’ Share Plan.

Grants of Operators’ Shares to executive officers are determined by the Compensation Committee.  Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance.

During the year, participants receive “dividend equivalents.”  These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award.  This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant.  This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

Annual Incentive Plan

Why AIP?

The Hormel Foods Corporation Annual Incentive Plan (“AIP”) is a short-term incentive.  The AIP is an annual cash incentive program that rewards participants for the Company’s financial performance.  The AIP rewards achievement of profit objectives and the wise use of assets.  The Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.

How the Program Works

Payout under the AIP is based on the achievement of financial goals in relation to the Company’s annual operating plan approved by the Board of Directors.  The Chief Executive Officer’s goal is based on earnings before interest and taxes (“EBIT”) for the consolidated Company.  Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, Specialty Foods, and International & Other) will have their goal weighted, with one-half based on segment profit for their particular segment and one-half based on EBIT for the consolidated Company.  All other NEOs have their goal based on EBIT for the consolidated Company.

Performance goals for EBIT and segment profit are based on the annual operating plan approved by the Board of Directors.  The Committee has authority to modify the performance goal at the beginning of the year to provide for adjustments for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end.   For fiscal 2016, the Committee defined the EBIT goal at the beginning of the year to exclude unusual events that negatively affected the Company’s EBIT and retained its negative discretion to adjust the payout downward.  As a result, the calculation of fiscal 2016 Total Company EBIT and segment profit for Grocery Products excluded certain non-recurring items in order to ensure the equitable comparability of the performance to the goal.  Such items consisted of charges related to the sale of the Diamond Crystal Brands business, results attributed to the acquisition of the Justin’s business, and adjustments for inventory values at CytoSport and a capital investment in China.

Target award amounts under the AIP will vary based on the participant’s position within the Company, and are determined by the Compensation Committee.  Performance levels at threshold, target, and maximum, and their associated payout levels are established at the beginning of the fiscal year.  Payouts are a percentage of target as follows:

	EBIT/Segment Profit as a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

Awards are interpolated for EBIT and segment profit between the discrete percentages.

The AIP modifier is a secondary measure applied to the AIP award.

•                  For most participants, including all of the NEOs, the modifier is based on asset management.  Asset management is calculated as the average measured assets employed (including accounts receivable, inventories, prepaid expenses, intangible assets, property, plant & equipment, investments, and other assets) as a percentage of the annual operating plan.  The asset management modifier may increase or decrease the payout based on EBIT/segment profit, but cannot zero it out.  Asset management within 95% to 105% of the plan will have no impact on the payout.  Asset management below 95% of the plan will increase the payout by 20%.  Asset management above 105% of the plan will decrease the payout by 20%.

•                  The Committee has authority to modify the performance goal at the beginning of the year to provide for adjustments for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end.  As a result, the measurement of asset management for Total Company and Grocery Products excluded the assets attributed to the Justin’s business acquired during the year and the Diamond Crystal Brands business sold during the year, and the Committee further exercised its negative discretion to exclude capital not spent due to delays in construction of the China plant.

The maximum payout under the AIP is 200% of the target incentive.  The Compensation Committee retains discretion to reduce the amount of any award payout.

Upon initial eligibility for AIP participation, an employee receives a target annual incentive.  Following the end of each fiscal year, the Company calculates each participant’s AIP award.  The calculation is as follows:

1.              The EBIT/segment profit payout as a percentage of target is calculated first.  This is done by utilizing the payout table described above.

2.              The AIP modifier portion of the award is then calculated.  This is done utilizing the AIP modifier procedure described above.

3.              The EBIT/segment profit payout as a percentage of target is multiplied by the AIP modifier resulting in the AIP payout percentage.

4.              The target incentive is multiplied by the AIP payout percentage resulting in the AIP award.

For example - CEO AIP award calculation for fiscal 2016:

•                  Mr. Ettinger’s target incentive is $1,450,000

•                  Total Company EBIT payout based on performance

x Total Company asset management modifier performance

= AIP payout percentage of 155.0%

•                  Mr. Ettinger’s AIP award is:

$1,450,000 target incentive x 155.0% = $2,247,500

The fiscal 2016 AIP payout percentage varied for the NEOs, based upon the Total Company results or their segment results, as follows:

	Target Incentive	Basis for AIP Incentive Payment	AIP Payout % Including Asset Management Modifier
Jeffrey M. Ettinger	$1,450,000	Total Company	155.0%
Steven G. Binder	$575,000	1/4 Refrigerated Foods	200.0%
		1/4 Grocery Products	125.0%
		1/2 Total Company	155.0%
		Weighted Total	158.8%
Jody H. Feragen	$500,000	Total Company	155.0%
James P. Snee	$600,000	Total Company	155.0%
Glenn R. Leitch	$375,000	1/2 Jennie-O Turkey Store	160.0%
		1/2 Total Company	155.0%
		Weighted Total	157.5%

Total Company and the Refrigerated Foods, Grocery Products and Jennie-O Turkey Store segments surpassed their EBIT/segment profit goal for fiscal 2016.  Total Company and all segments met their asset management goals.  The resulting payout percentages represent this performance.  While the actual results for Refrigerated Foods would lead to a payout greater than 200%, the AIP has a cap of 200%.

The Total Company EBIT goal for fiscal 2016 was $1,202,100,000.  The Total Company’s actual EBIT performance was $1,323,430,000, which was adjusted to $1,334,474,000 for the non-recurring items described above, resulting in 111% achievement of the EBIT goal.  The Total Company asset goal for fiscal year 2016 was $5,366,938,000.  The Total Company’s actual average measured assets employed, excluding measured assets attributed to the acquired Justin’s business, the sold Diamond Crystal Brands business and the China plant construction delay, were $5,276,514,000, resulting in 98% achievement of the goal.  Since the actual achievement fell within the 95% to 105% range, no payout modifier was applied.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company.  The quantitative factors identified below are all maintained by the Company as confidential and proprietary information.  The Compensation Committee believes disclosure of such information would result in competitive harm to the Company.  Such harm would be caused by factors including the following:

•                  Segment profit targets and results are competitively sensitive information that the Company does not publicly disclose; and

•                  Segment asset management targets and results are competitively sensitive information that the Company does not publicly disclose.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentives

Why Long-Term Incentives?

The Hormel Foods Corporation 2009 Long-Term Incentive Plan (“LTIP”) is administered by the Compensation Committee and is utilized for the Company’s long-term compensation programs.  The LTIP allows the Compensation Committee to grant Company executive officers different types of performance awards conditioned on achievement of objective performance goals.  LTIP performance awards are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value.  LTIP performance awards granted in fiscal 2016 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers.  The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business.  In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless.  Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Awards Work

“Total Shareholder Return” measures the increase in stock price, assuming reinvested dividends.  Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period.  In selecting participants, and the amount of cash incentive which can be earned by each participant, the Compensation Committee considers various factors.  These factors include the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company, and the LTIP award as a component of competitive total compensation based on market data.

LTIP award opportunities are typically granted annually.  This was the case in July 2016, when LTIP performance awards were granted.  Since the performance cycle for each award is three years, participants can have up to three annual overlapping three-year LTIPs active at any time. If, during any three year performance cycle, a subsequent target award is increased or decreased due to a promotion or other job change, that increase or decrease will be applied to any existing target awards as of the subsequent award’s effective date.

If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then participants earn the target award.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity.  No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The Compensation Committee retains discretion to reduce the amount of any award payout.  The peer group consists of 24 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
Campbell Soup Company Clorox Conagra Brands, Inc.	The Hershey Company The J.M. Smucker Company Kellogg Company	Pilgrim’s Pride Corp. Pinnacle Foods Inc. Post Holdings, Inc.
Dean Foods Company Flowers Foods, Inc. Fresh Del Monte Produce Inc.	The Kraft Heinz Company McCormick & Company, Inc. Mead Johnson Company	Sanderson Farms, Inc. Seaboard Corporation Snyders-Lance Inc.
General Mills, Inc. The Hain Celestial Group, Inc.	Mondelez International Inc. PepsiCo Inc.	Treehouse Foods Inc. Tyson Foods Inc.

See footnote 5 to the Summary Compensation Table on page 25 for LTIP performance and the payout made in fiscal 2016.

Stock Incentives

Why Stock?

The LTIP also allows the Committee to grant different types of equity awards, including stock options, restricted stock and other stock-based awards.  In general, the Committee uses stock options as the primary form of annual equity award.  The Committee favors stock options because the option structure focuses executives on continued stock price improvement.  Stock option grants typically vest equally over a four year period and have a term of ten years. This extended vesting period and term encourage executives to weigh how business decisions made in the near-term affect the Company’s long-term stock price performance.

The Compensation Committee also has built a safeguard into administration of the plan.  Stock options are granted annually, effective as of the first Tuesday of December, except for stock option grants to the CEO.  This practice ensures that option grant dates cannot be manipulated for a more favorable strike price.  The Committee determined to make the CEO’s stock option grants effective the same date as the nonemployee directors’ restricted share grants, February 1.  This date was chosen as it is a fixed date which falls shortly after conclusion of the annual CEO evaluation process.  Options are always granted at the market price of the Company’s stock at the date of grant.  Options thus provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised.  Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock, thereby aligning the financial interests of executives and stockholders.

The Company’s officers are expected to hold Company stock with a value equivalent to 1.5 to 5 times their five-year average annual base salary, depending on position.   See “Stock Ownership Guidelines” on page 8 for more information on the Company’s stock ownership guidelines, as well as the Company’s pledging and hedging policies.  Once officers achieve their stock ownership guidelines, there are no other stock holding requirements.

How Awards are Determined

The Compensation Committee determines, with the assistance of its outside consultant, the amount of options to be granted to executive officers, including the CEO.  The CEO adds his input and recommendations regarding grants to executives (other than himself) and other eligible employees.  The Committee reviews such recommendations and determines all final option grants to all eligible employees.

Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value.  The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO.  The Committee’s determination of option grants in fiscal 2016 and in past years took into consideration a number of factors.  These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Clawback Policy

The Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.   Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last ten calendar years of service and the employee’s length of service.

The Salaried Employees Pension Plan (“Pension Plan”) provides an annual pension benefit based on the base benefit and supplemental benefit.  The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years at retirement.  For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and Annual Incentive Plan payments.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The earliest eligible retirement age is 55 years, after completion of 15 years of service.  The base benefit is discounted 0.5% for every month retirement occurs before age 62.  However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit.  The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

The Pension Plan was amended in fiscal 2011 to change the benefit formula effective January 1, 2017.   Pension benefits will continue to be based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017.  If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit.  If it is greater than 75, the employee receives a 10% base pay credit.  An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.

At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit.  The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit.  The pension benefit is payable in a lump sum or an annuity at the choice of the participant.  The earliest retirement age and discount factors were not changed for current participants.

The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees increased effective October 31, 2016 in conjunction with this modification.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Pension Plan.  Such compensation includes amounts over the qualified plan compensation limit, currently $270,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

In the same way that the SERP eliminates the government-imposed limitations on the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the government-imposed limitations on the 401(k) Plan.  The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation.  This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and long-term incentive payments.  Effective October 31, 2016, the Company will make contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of government-imposed limitations.  The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses.  Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates.  Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan.  Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The Company is under no obligation to further fund this trust and would do so only at its discretion.  The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees.  As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan.  The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants.  The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).  The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers.  The Company maintains two corporate aircraft, but executive use of the aircraft is strictly limited to business purposes.

The Company maintains a condominium in Vail, Colorado.  The condominium is made available to members of senior management as a vacation destination.  The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides cars to executive officers.  Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle.  The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides a designated group of managers, including executive officers, an annual medical physical.  Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

In connection with Ms. Feragen’s retirement, the Compensation Committee granted her 14 years of deemed service credit prior to her employment by the Company for the purpose of determining what premium or other contribution Ms. Feragen must make as a condition of receiving post-termination medical benefits, and what premium or other contribution Ms. Feragen’s surviving spouse and dependents must make as a condition to receiving survivor health benefits.  The sole impact was to grant Ms. Feragen and her surviving spouse and dependents access to retiree health care benefits at a reduced premium or other contribution.

How Annual Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for the CEO, each of his 10 direct reports and a group of 24 additional officers who hold key positions within the Company.  Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the NEOs, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys.  The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment.  The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs.  The consultant works with the Company’s Senior Vice President of Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Pay and Performance Peer Group

Campbell Soup Company

Conagra Brands, Inc.

Dean Foods Company

Flowers Foods, Inc.

Fresh Delmonte Produce

General Mills, Inc.

The Hain Celestial Group, Inc.

The Hershey Company

The J.M. Smucker Company

Kellogg Company

Kraft Foods Group Inc.

McCormick & Company, Inc.

Mondelez International Inc.

Pilgrim’s Pride Corporation

Pinnacle Foods Inc.

Post Holdings, Inc.

Sanderson Farms, Inc.

Seaboard Corporation

Treehouse Foods, Inc.

Tyson Foods Inc.

The WhiteWave Foods Company

2015/2016 Fiscal Year Data ($ in millions) Revenues Market Capitalization	Hormel Foods (Fiscal 2015) $9,264 $18,074	25th Percentile $3,866 $3,587	Median $7,387 $6,856	75th Percentile $11,643 $19,353

The companies in this Pay and Performance Peer Group are different than the LTIP Peer Companies because the purpose of each list is different.  The Pay and Performance Peer Group consists of food companies which are more similar in size to the Company.  This makes them a better match to use for compensation comparison purposes.  The LTIP Peer Companies are a broader group of food companies which are publicly traded, allowing for determination of relative total shareholder return performance.  Since total shareholder return is not dependent on company size, a broader group of companies can be included.   This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are eliminated by acquisition, bankruptcy, or similar events.  Each year the Committee reviews the Pay and Performance Peer Group and the LTIP Peer Companies with input from the consultant and approves any changes.

Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings.  Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including desired changes in overall pay mix.  The consultant then works with the CEO and the Senior Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee.  The consultant presents preliminary recommendations to the CEO and Senior Vice President of Human Resources based on each executive’s market positioning and relative internal positioning.  The CEO and Senior Vice President of Human Resources then modify those recommendations based on their assessment of each individual’s performance and contribution.  The initial results are then submitted to the Committee for review and discussion.  Based on the Committee discussion, modifications are made to the initial recommendations and the Committee approves the final recommendations at a subsequent meeting.  The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

For fiscal year 2016, the Compensation Committee approved salary increases and changes to Operators’ Shares grants, AIP award target amounts, LTIP award target amounts and stock option grants for the NEOs and other key executives.  The resulting fiscal 2016 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 25 and the supporting tables that follow.  At target performance, each NEO’s total direct compensation (total cash compensation plus long term compensation) will be between the 50th and 75th percentile of market consensus data.

The Compensation Committee considers the positioning of NEO compensation appropriate in light of the experience, expertise, responsibilities and performance of these five individuals.

Tax Deductibility

Compensation decisions for our executive officers are made with full consideration of the tax implications, including deductibility under Section 162(m) of the Internal Revenue Code.  Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1 million annually, but excludes “performance-based compensation” from this limit.

Our stockholders have approved the Company’s Operators’ Share Plan and LTIP for the purpose of permitting awards under those plans to qualify as performance-based compensation under Section 162(m).  The Compensation Committee generally intends for compensation awarded under those plans to be deductible, except for dividend equivalents paid under the Operators’ Share Plan.  Such dividends may not be deductible in full for any NEO in a given year.  The Compensation Committee reserves the right to make other compensation payments that do not qualify as performance-based compensation under Section 162(m) when the Compensation Committee determines it advisable to do so to properly incentivize our executive officers.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders.  Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the executive group.

The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•      Approval of the companies included in the peer group for comparison purposes;

•      Review and approval of threshold, target and performance goals for short- and long-term incentives;

•      Approval of all equity grants; and

•      Approval of all pay actions for senior executives (currently 35 incumbents).

Specifically, the Committee notes the following design features that mitigate potential risk:

1.     Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•      The Operators’ Share Plan rewards absolute Company-wide EPS performance.  The plan ties all participants to the results of the total Company and the award levels are not subject to budget “negotiations”;

•      The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

▪      The inclusion of asset management discourages decisions designed to boost short-term results;

▪      Including both Company-wide and division measures creates a balance between focus on overall results and a tangible pay-for-performance relationship for division executives; and

▪      The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.     Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•      The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

▪      The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•      The Stock Option grants vest over a four-year period and provide reward for the achievement of absolute stock price performance;

▪      Multi-year vesting of options mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•      In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•      Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

3.     Executive officers’ incentive compensation is subject to recoupment in the event of certain financial restatements to recover amounts that would not have been earned based on the restated financial results.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs.  The table below presents compensation for individuals who served as Chief Executive Officer and Chief Financial Officer and for the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Jeffrey M. Ettinger	2016	1,019,455	400	-	3,000,281	5,492,200	2,622,711	57,789	12,192,836
Chairman and Chief Executive	2015	1,000,220	300	-	2,999,700	4,629,350	763,669	61,866	9,455,105
Officer	2014	1,000,220	300	-	3,000,376	3,615,950	1,987,891	57,876	9,662,613
Steven G. Binder	2016	500,965	400	-	800,298	2,057,893	1,608,831	52,160	5,020,547
Executive Vice President and	2015	481,650	300	-	775,152	1,669,463	620,420	45,886	3,592,871
President, Hormel Business Units	2014	466,380	300	-	775,376	1,292,601	982,626	47,695	3,564,978
Jody H. Feragen	2016	500,965	400	-	775,626	1,901,510	763,069	37,320	3,978,890
Executive Vice President and	2015	481,650	300	-	775,152	1,460,400	352,835	38,909	3,109,246
Chief Financial Officer	2014	466,380	300	-	775,376	1,161,850	618,528	41,794	3,064,228
James P. Snee	2016	509,595	400	-	824,970	1,674,932	469,339	35,283	3,514,519
President & Chief Operating Officer
Glenn R. Leitch	2016	380,500	400	-	470,310	1,191,625	480,504	34,750	2,558,089
Group Vice President	2015	353,170	300	-	430,416	848,500	255,202	32,236	1,919,824
	2014	317,580	300	-	430,215	685,464	287,418	33,380	1,754,357

(1)           Mr. Ettinger was Chief Executive Officer for the entirety of fiscal 2016, retiring from that position at the end of the fiscal year.  Ms. Feragen was Chief Financial Officer for the entirety of fiscal 2016, retiring from that position at the end of the fiscal year.  Mr. Snee became President and Chief Executive Officer effective October 31, 2016.

(2)           Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(3)           Consists of a discretionary bonus that was paid, in the same amount, to all other eligible employees.

(4)           Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718.  The grant date fair value is based on the Black-Scholes valuation model.  Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,” and Note L, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2016.

(5)           Consists of Operators’ Share Incentive Compensation Plan and Annual Incentive Plan payments earned during the fiscal year, the majority of which were paid subsequent to fiscal year end, and payouts under the LTIP performance awards, as shown in the table below.  For the LTIP performance period June 10, 2013 through June 16, 2016, the Company’s Total Shareholder Return was at the 85.7 percentile, resulting in a payout at 185.7% of the target awards.  Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Year	Operators’ Share Plan Payment ($)	Annual Incentive Plan Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
Jeffrey M. Ettinger	2016	459,200	2,247,500	2,785,500	5,492,200
	2015	355,600	1,820,000	2,453,750	4,629,350
	2014	312,200	1,470,000	1,833,750	3,615,950
Steven G. Binder	2016	328,000	912,813	817,080	2,057,893
	2015	254,000	826,563	588,900	1,669,463
	2014	223,000	639,375	430,226	1,292,601
Jody H. Feragen	2016	328,000	775,000	798,510	1,901,510
	2015	254,000	617,500	588,900	1,460,400
	2014	223,000	498,750	440,100	1,161,850
James P. Snee	2016	328,000	930,000	416,932	1,674,932
Glenn R. Leitch	2016	229,600	590,625	371,400	1,191,625
	2015	177,800	376,250	294,450	848,500
	2014	156,100	329,063	200,301	685,464

(6)           Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP.  In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements.  See “Pension Benefits” on page 30. The NEOs had no above-market or preferential earnings on deferred compensation.

(7)           All other compensation, including perquisites and other personal benefits, consists of the following:

ALL OTHER COMPENSATION

Name	Year	Joint Earnings Profit Sharing ($)(a)	Company 401k Match ($)(b)	Use of Company Car ($)(c)	Use of Company Properties ($)(d)	Physical Exams ($)(e)	Total ($)
Jeffrey M. Ettinger	2016	39,432	900	12,148	3,089	2,220	57,789
	2015	41,163	900	12,025	7,778	-	61,866
	2014	41,163	900	13,643	-	2,170	57,876
Steven G. Binder	2016	19,506	900	13,975	5,097	12,682	52,160
	2015	19,966	900	14,231	4,851	5,938	45,886
	2014	19,549	900	15,444	4,933	6,869	47,695
Jody H. Feragen	2016	19,506	900	13,663	-	3,251	37,320
	2015	19,966	900	13,447	-	4,596	38,909
	2014	19,549	900	14,475	-	6,870	41,794
James P. Snee	2016	19,711	900	11,875	-	2,797	35,283
Glenn R. Leitch	2016	14,986	900	15,580	-	3,284	34,750
	2015	14,820	900	14,585	-	1,931	32,236
	2014	13,996	900	15,970	-	2,514	33,380

 (a)          Consists of Joint Earnings Profit Sharing distributions for each fiscal year that were authorized and paid subsequent to fiscal year end.  Company Joint Earnings Profit Sharing distributions may be authorized by the Board of Directors in its discretion based on Company profits.  The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons.  Distributions to the NEOs are calculated using the same formula as is used for all eligible employees.  Distributions to the NEOs include both a contribution to the Joint Earnings Profit Sharing Trust and a Joint Earnings profit sharing cash payment.

(b)           Consists of Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k).  This matching payment, in the same amount, is available to all other eligible employees.

(c)           Consists of the aggregate incremental cost to the Company of a vehicle provided to the NEO for business and personal use.   This cost includes the depreciation expense of the vehicle and insurance, license, fuel and maintenance costs.

(d)                                 Consists of the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado.  This cost is the total costs of the property allocated between the two units in the condominium and then divided by the number of weeks the units are available for use.  Costs of the property include property management, insurance, utilities, remodeling, repairs and property taxes.

(e)                                  Consists of costs of physical medical examinations paid for by the Company.

The following table describes each stock option and non-equity incentive plan award made to each NEO in fiscal 2016.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2016

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards:	Exercise or	Grant Date
		Award Approval	Operators’ Shares(1)	Threshold	Target	Maximum	Number of Securities Underlying Options	Base Price of Option Awards	Fair Value of Stock and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	($/Sh.)	($)
Jeffrey M. Ettinger		12/18/2015(1)	280,000		355,600
		12/18/2015 (2)		725,000	1,450,000	2,900,000
	2/1/2016(3)	12/18/2015					359,100	41.01	3,000,281
		7/25/2016(4)		1,200,000	2,400,000	7,200,000
Steven G. Binder		11/23/2015(1)	200,000		254,000
		11/23/2015 (2)		287,500	575,000	1,150,000
	12/1/2015(3)	11/23/2015					103,800	37.755	800,298
		7/25/2016(4)		250,000	500,000	1,500,000
Jody H. Feragen		11/23/2015 (1)	200,000		254,000
		11/23/2015 (2)		250,000	500,000	1,000,000
	12/1/2015(3)	11/23/2015					100,600	37.755	775,626
		7/25/2016 (4)		225,000	450,000	1,350,000
James P. Snee		11/23/2015 (1)	200,000		254,000
		11/23/2015 (2)		300,000	600,000	1,200,000
	12/1/2015(3)	11/23/2015					107,000	37.755	824,970
		7/25/2016 (4)		262,500	525,000	1,575,000
Glenn R. Leitch		11/23/2015 (1)	140,000		177,800
		11/23/2015 (2)		187,500	375,000	750,000
	12/1/2015(3)	11/23/2015					61,000	37.755	470,310
		7/25/2016 (4)		150,000	300,000	900,000

(1)                                 The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2016.  The “target” column shows the estimated possible Operators’ Share payment for fiscal 2016 based on fiscal 2015 EPS of $1.27 (as adjusted for the two-for-one stock split distributed on February 9, 2016).  In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2016 EPS results are not determinable when the award is made at the beginning of fiscal 2016.  The actual Operators’ Share payment earned in fiscal 2016 for each NEO based on fiscal 2016 EPS of $1.64 was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 25.    See “Operators’ Share Incentive Compensation Plan” on page 17 for a description of Operators’ Shares.

(2)                                 Consists of AIP performance awards granted in fiscal 2016. These awards include target amounts and are subject to threshold and maximum payouts under the AIP.  The actual AIP payment earned in fiscal 2016 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Plan Incentive Compensation” in the Summary Compensation Table on page 25.    See “Annual Incentive Plan” on page 17 for a description of the AIP and AIP payouts for fiscal 2016.

(3)                                 Consists of stock options granted under the Company’s 2009 Long-Term Incentive Plan.  The number of securities underlying the stock options and exercise price are as adjusted for the two-for-one stock split distributed on February 9, 2016.  These options vest at 25% per year on the anniversary of the grant date.  The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 25.  See “Potential Payments Upon Termination” on page 31 for a discussion of how equity awards are treated under various termination scenarios.

(4)                                 Consists of LTIP performance awards made in fiscal 2016. The performance period is June 3, 2016 through the 20th trading day after the Company’s second fiscal quarter 2019 earnings release, ending June 30, 2019 at the latest.  The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group.    See “Long-Term Incentives” on page 19 for a description of the LTIP awards and potential payouts for LTIP awards.

The following table summarizes the total outstanding equity awards as of October 30, 2016 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)(3)	Option Exercise Price ($)(1)	Option Expiration Date
Jeffrey M. Ettinger	1,000,000	-	9.6775	12/5/2016
	1,200,000	-	10.035	12/4/2017
	1,400,000	-	7.5975	2/2/2019
	1,400,000	-	9.78	2/1/2020
	1,400,000	-	12.42	2/1/2021
	1,400,000	-	14.485	2/1/2022
	900,000	300,000	17.71	2/1/2023
	331,900	331,900	21.73	2/3/2024
	166,650	499,950	25.87	2/2/2025
	-	359,100	41.01	2/1/2026
Steven G. Binder	30,000	-	10.035	12/4/2017
	50,000	-	6.315	12/2/2018
	220,000	-	9.5625	12/1/2019
	220,000	-	12.48	12/7/2020
	300,000	-	14.80	12/6/2021
	187,500	62,500	15.49	12/4/2022
	78,400	78,400	22.99	12/3/2023
	38,450	115,350	26.38	12/2/2024
	-	103,800	37.755	12/1/2025
Jody H. Feragen	100,000	-	9.5625	12/1/2019
	300,000	-	12.48	12/7/2020
	300,000	-	14.80	12/6/2021
	187,500	62,500	15.49	12/4/2022
	78,400	78,400	22.99	12/3/2023
	38,450	115,350	26.38	12/2/2024
	-	100,600	37.755	12/1/2025
James P. Snee	400	-	9.3525	1/8/2017
	12,000	-	10.035	12/4/2017
	40,000	-	6.315	12/2/2018
	48,000	-	9.5625	12/1/2019
	56,000	-	12.48	12/7/2020
	60,000	-	14.80	12/6/2021
	75,000	25,000	15.49	12/4/2022
	30,300	30,300	22.99	12/3/2023
	14,900	44,700	26.38	12/2/2024
	-	107,000	37.755	12/1/2025
Glenn R. Leitch	16,000	-	10.035	12/4/2017
	16,000	-	6.315	12/2/2018
	20,000	-	9.5625	12/1/2019
	16,000	-	12.48	12/7/2020
	80,000	-	14.80	12/6/2021
	105,000	35,000	15.49	12/4/2022

43,500	43,500	22.99	12/3/2023
21,350	64,050	26.38	12/2/2024
-	61,000	37.755	12/1/2025

(1)                                 The number of securities underlying all unexercised options and exercise price are as adjusted for the two-for-one stock split distributed on February 9, 2016.

(2)                                 Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date.  The stock options have a term of ten years.  The grant date is thus ten years prior to the option expiration date shown in this table.   Specific vesting dates are listed in footnote 3 below. See “Potential Payments Upon Termination” on page 31 for a discussion of how equity awards are treated under various termination scenarios.

(3)                                 The table below shows the vesting schedule for all unexercisable options.  These options vest on the anniversary of the grant date in the year indicated.  For example, the December 1, 2015 option grant for Mr. Binder vested as to 25,950 shares on December 1, 2016 and will vest as to 25,950 shares on each of December 1, 2017, December 1, 2018 and December 1, 2019.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2016	Will Vest in 2017	Will Vest in 2018	Will Vest in 2019	Will Vest in 2020
Jeffrey M. Ettinger	2/1/2013	-	300,000	-	-	-
	2/3/2014	-	165,950	165,950	-	-
	2/2/2015	-	166,650	166,650	166,650	-
	2/1/2016	-	89,775	89,775	89,775	89,775
Steven G. Binder	12/4/2012	62,500	-	-	-	-
	12/3/2013	39,200	39,200	-	-	-
	12/2/2014	38,450	38,450	38,450	-	-
	12/1/2015	25,950	25,950	25,950	25,950	-
Jody H. Feragen	12/4/2012	62,500	-	-	-	-
	12/3/2013	39,200	39,200	-	-	-
	12/2/2014	38,450	38,450	38,450	-	-
	12/1/2015	25,150	25,150	25,150	25,150	-
James P. Snee	12/4/2012	25,000	-	-	-	-
	12/3/2013	15,150	15,150	-	-	-
	12/2/2014	14,900	14,900	14,900	-	-
	12/1/2015	26,750	26,750	26,750	26,750	-
Glenn R. Leitch	12/4/2012	35,000	-	-	-	-
	12/3/2013	21,750	21,750	-	-	-
	12/2/2014	21,350	21,350	21,350	-	-
	12/1/2015	15,250	15,250	15,250	15,250	-

The following table summarizes the option awards exercised during fiscal 2016 by each of the NEOs.

OPTION EXERCISES FOR FISCAL 2016

Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)
Jeffrey M. Ettinger	1,000,400	29,288,155
Steven G. Binder	90,400	2,491,701
Jody H. Feragen	320,400	10,137,859
James P. Snee	-	-
Glenn R. Leitch	16,400	468,767

(1)           The number of shares acquired on exercise is as adjusted for the two-for-one stock split distributed on February 9, 2016.

(2)                                 Amount is the difference between the market price (NYSE prior day closing price) of the Company stock at the time of exercise and the exercise price of the options.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey M. Ettinger(1)	Pension Plan	26-11/12	920,395	-
	SERP	26-11/12	13,717,795	-
Steven G. Binder(1)	Pension Plan	37-4/12	1,302,596	-
	SERP	37-4/12	5,834,928	-
Jody H. Feragen(1)	Pension Plan	16-1/12	666,224	-
	SERP	16-1/12	2,868,719	-
James P. Snee(1)	Pension Plan	27-6/12	659,105	-
	SERP	27-6/12	974,256	-
Glenn R. Leitch(1)	Pension Plan	15-9/12	494,791	-
	SERP	15-9/12	986,244	-

(1)                                 Each of the NEOs is eligible for early retirement under both the Pension Plan and the SERP.     Early retirement provisions of these plans are described under “Pension Plan” on page 21 and “Supplemental Executive Retirement Plan” on page 22.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note G, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2016.  The material terms of these plans are described under “Pension Plan” on page 21 and “Supplemental Executive Retirement Plan” on page 22.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 30, 2016 ($)(1)
Jeffrey M. Ettinger	1,642,750	-	278,901	-	13,703,726
Steven G. Binder	351,873	-	123,837	-	3,317,365
Jody H. Feragen	1,570,010	-	137,011	-	6,112,195
James P. Snee	34,888	-	4,584	-	184,395
Glenn R. Leitch	-	-	29,910	-	1,046,352

 (1)                              The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2016 Contributions and Earnings Reported as Compensation in Fiscal 2016 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 30, 2016” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
Jeffrey M. Ettinger	1,642,750	9,317,292
Steven G. Binder	351,873	1,826,784
Jody H. Feragen	1,570,010	3,757,620
James P. Snee	34,888	-
Glenn R. Leitch	-	481,220

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 22.

POTENTIAL PAYMENTS UPON TERMINATION

Our executive officers do not have employment or severance agreements with the Company.  Consequently, no executive officer has any right to cash severance of any kind.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  All options vest immediately upon death or disability of the executive;

•                  Retirement results in the continued vesting of options per the original vesting schedule;

•                  Voluntary termination of employment results in the continued vesting of options per the original vesting schedule, but all options expire three months after such termination;

•                  Upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options; and

•                  Options are forfeited immediately upon termination for cause or breach of a confidentiality or noncompete agreement, both as determined by the Compensation Committee.  All NEOs have signed a confidentiality agreement.  Of the NEOs, Ms. Feragen and Mr. Leitch have signed a noncompete agreement which prohibits them from working on competing products for a competitor of the Company for one year following termination of employment.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination.  These provisions are summarized as follows:

•                  Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•                  Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•                  Retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment; and

•                  Termination of employment for any reason other than retirement, disability or death results in forfeiture of all award rights.

The following table shows the potential payment of LTIP performance awards and the potential value of unexercisable stock option awards for the NEOs upon death, retirement, disability, or change in control of the Company as of October 30, 2016.

POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2016 YEAR END

	Death	Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2)	($)	($)	($)	($)(1)(2)(4)
Jeffrey M. Ettinger
Stock Options	17,800,414	17,800,414	17,800,414	17,800,414	17,800,414
LTIP award (6/14-6/17)	3,564,480	948,000	1,896,000	5,688,000	4,512,000
LTIP award (6/15-6/18)	1,987,200	552,000	1,104,000	3,312,000	4,320,000
LTIP award (6/16-6/19)	440,640	144,000	288,000	864,000	3,672,000
Total	23,792,734	19,444,414	21,088,414	27,664,414	30,304,414
Steven G. Binder
Stock Options	4,028,668	4,028,668	4,028,668	4,028,668	4,028,668
LTIP award (6/14-6/17)	705,470	187,625	375,250	1,125,750	893,000
LTIP award (6/15-6/18)	393,300	109,250	218,500	655,500	855,000
LTIP award (6/16-6/19)	91,800	30,000	60,000	180,000	765,000
Total	5,219,238	4,355,543	4,682,418	5,989,918	6,541,668

Jody H. Feragen
Stock Options	4,027,180	4,027,180	4,027,180	4,027,180	4,027,180
LTIP award (6/14-6/17)	668,340	177,750	355,500	1,066,500	846,000
LTIP award (6/15-6/18)	372,600	103,500	207,000	621,000	810,000
LTIP award (6/16-6/19)	82,620	27,000	54,000	162,000	688,500
Total	5,150,740	4,335,430	4,643,680	5,876,680	6,371,680
James P. Snee
Stock Options	1,608,722	1,608,722	1,608,722	1,608,722	1,608,722
LTIP award (6/14-6/17)	541,483	144,011	288,023	864,069	685,422
LTIP award (6/15-6/18)	396,491	110,136	220,273	660,819	861,937
LTIP award (6/16-6/19)	96,390	31,500	63,000	189,000	803,250
Total	2,643,086	1,894,369	2,180,018	3,322,609	3,959,331
Glenn R. Leitch
Stock Options	2,244,772	2,244,772	2,244,772	2,244,772	2,244,772
LTIP award (6/14-6/17)	356,448	94,800	189,600	568,800	451,200
LTIP award (6/15-6/18)	215,280	59,800	119,600	358,800	468,000
LTIP award (6/16-6/19)	55,080	18,000	36,000	108,000	459,000
Total	2,871,580	2,417,372	2,589,972	3,280,372	3,622,972

(1)                                 Stock options are valued based on the difference between the $38.22 closing price of the Company’s stock on October 28, 2016, the last trading day of the fiscal year, and the applicable exercise price of the stock options.  Amounts shown for stock options represent the value of all unexercisable options.  Exercisable options would not be affected by this termination event.

(2)                                 Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 30, 2016.  Payments for such awards upon death are prorated based on employment from the beginning of the performance period through October 30, 2016.

(3)                                 Retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment.  These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 30, 2016.  The actual payment would not be determined until after the performance period end date for each award.

(4)                                 For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options upon a change in control of the Company.  Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options for a cash payment or substitute options, in either case with a value equal to the difference between the closing price of the Company’s stock on October 28, 2016 (the last trading day of the fiscal year) and the applicable exercise price of the stock options.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors.  The value of those benefits is described under “Survivor Income Protection Plan” on page 22.

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act and related SEC rules.  This advisory vote is commonly known as a “say-on-pay” vote.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.  The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 24.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value.  The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests.    The Compensation Discussion and Analysis section starting on page 16 provides a more detailed discussion of the executive compensation programs.

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and superior long-term returns to stockholders.  Fiscal 2016 net earnings were a record $890 million, with $1.64 diluted EPS, up 29% from $1.27 diluted EPS a year earlier. Net sales for fiscal 2016 were a record $9.5 billion, up 3% from the prior year. This fiscal 2016 record performance followed successive net earnings records each year in fiscal 2010 through 2015. Our annual report to stockholders provides more details on the Company’s financial performance.

This financial performance has led to superior long-term returns to the Company’s stockholders.  The chart below shows how the Company’s stock outperformed each of the Dow Jones Industrial Average, Standard & Poor’s 500 Index and Standard & Poor’s 500 Packaged Foods and Meat Index in total return for the one, two, three, five and ten-year periods ending October 28, 2016, the last trading day in fiscal 2016.

Ending 10/28/2016	1-Year	2-Year	3-Year	5-Year	10-Year
Hormel Foods	14.6%	22.6%	22.6%	23.2%	18.0%
Dow Jones Industrial Average	5.8%	6.6%	7.9%	11.5%	7.0%
S&P 500	4.9%	6.4%	8.7%	13.6%	6.8%
S&P 500 Packaged Foods and Meats	12.2%	16.3%	13.7%	16.8%	12.0%

In November 2016, the Company announced a $.10 per share (17%) increase to its annual dividend rate, making the new dividend $0.68 per share. This represents the 51st consecutive annual dividend increase and marked the eighth consecutive year the annual dividend increase exceeded ten percent.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2017 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

While the stockholder vote on this proposal is non-binding, the Board of Directors will consider stockholders to have approved the resolution if the number of shares voted for it exceeds the number of shares voted against it. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs as disclosed in this proxy statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 4 – ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act and related SEC rules, the Company is also providing stockholders an advisory vote on the frequency with which the Company’s stockholders shall have the say-on-pay vote on executive compensation provided for in Item 3 above.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years.  In addition, stockholders may abstain from voting.  The Dodd-Frank Act requires the Company to hold an advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board of Directors recommends an annual frequency (i.e., every year) for the say-on-pay vote.  Current surveys indicate that approximately 90 percent of the Standard & Poor’s 500 companies have an annual say-on-pay vote.  Commentators indicate this predominance of an annual say-on-pay vote is in response to the preferences of stockholders of the Standard & Poor’s 500 companies, as expressed in both the advisory votes on the frequency of the say-on-pay vote held in 2011 and more recent engagement on the topic.

The Board of Directors believes an annual say-on-pay vote provides stockholders an opportunity to voice their opinion on an important subject, executive compensation, each year.  This annual stockholder engagement will allow the Board to be most responsive to stockholders as compared to a vote every second or third year.

The Board of Directors had recommended a biennial frequency (i.e., every two years) for the vote held at the 2011 Annual Meeting of Stockholders, and the Company’s stockholders expressed a preference for a biennial frequency in that vote.  The Company was one of the first public companies to hold such a vote.  At that time, the Board felt a biennial frequency was the optimal frequency for the say-on-pay vote for the reasons set forth in the Company’s 2011 annual meeting proxy statement.  While that rationale remains valid, the Board recognizes and supports the current trend to hold an annual say-on-pay vote.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

This advisory vote on the frequency of the say-on-pay vote is not binding on the Company’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining the frequency of future say-on-pay votes.

The choice among the four choices included in the resolution which receives the highest number of votes will be deemed the choice of the stockholders.  The Board of Directors recommends a vote FOR AN ANNUAL FREQUENCY (i.e., CHOICE 1 - EVERY YEAR) for which stockholders shall have an advisory vote on the compensation of the Company’s NEOs set forth in the Company’s proxy statement.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.  Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation.  Stockholders may choose among the four choices included in the resolution set forth above.

ITEM 5 – STOCKHOLDER PROPOSAL:  SIMPLE MAJORITY VOTE COUNTING

Stockholder Proposal

Investor Voice, 111 Queen Anne Ave N, Seattle, Washington, 98109, on behalf of Calvert VP S&P 500 Index Portfolio, beneficial owner of at least $2,000 in market value of the Company’s common stock, has notified the Company that it intends to present the following resolution at the Annual Meeting of Stockholders.  As required by the rules of the SEC, the resolution and supporting statement are reprinted here as they were submitted to the Company:

“RESOLVED:  Hormel shareholders ask that the Board take or initiate steps to amend Company governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item.  This policy shall apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

WHEREAS:  A democratic “simple-majority” formula includes votes cast FOR and AGAINST and ignores abstentions.  The Hormel proxy, however, uses the following multiple vote-counting formulas:

1.              A plurality Director vote;

2.              A formula that counts abstentions as if they were votes cast against shareholder-sponsored items;

3.              A simple-majority formula that omits abstentions from management’s Say-on-Pay proposal;

4.              Language that reserves the right to count broker non-votes on certain items.

Hormel’s policies are inconsistent, biased, and disadvantage shareholders.  They:

•                 Ignore Voter Intent

Abstentions are artificially construed as if they were votes cast against every shareholder item, yet they are omitted from the count on management’s Director nominees or Say-on-Pay resolution.  This is inconsistent.  It ignores an abstaining voter’s intent and weakens their ability to “send a message” because the Company uses formulas that advantage management and handicap shareholders.

•                 Depress Shareholder Votes

When abstentions are unilaterally counted as if against, it takes more FOR votes to overcome the bias.  This skews the vote.  It creates a concealed super-majority requirement for shareholder items.

•                 Distort Communication

Voting at annual meetings offers the sole opportunity for most shareholders to communicate with Board and management.  Hormel policies impede this interaction.  Once votes are announced, these skewed outcomes are reported in the media and are stamped on shareholders’ minds.  For the public record, these results are made permanent.

Three Considerations:

•                  Hormel is out of step with best governance practices.  It is one of only 11 companies (of more than 1,000 examined) that count abstentions against shareholder items yet omit them from management’s Say-on-Pay resolution.

•                  About half of U.S. corporations rely on simple-majority voting for counting shareholder proposals.

•                  Companies often protest that all items are treated “identically” or “equally.”  At Hormel, this claim would be misleading; Hormel’s formula on both Director elections and Say-on-Pay omits abstentions.

Views on Simple-Majority Vote Counting:

•                  U.S. Securities and Exchanges Commission

“Only votes FOR and AGAINST a proposal are included in the calculation of the shareholder vote of that proposal.  Abstentions . . . are not included in this calculation.” (Staff Legal Bulletin No. 14)

•                  Institutional Shareholder Services (ISS)

“. . . a simple majority of voting shares should be all that is necessary to effect change regarding a company and its governance provisions.”

•                  The Council of Institutional Investors

“. . . abstentions should be counted only for purposes of a quorum.” (Governance Policy 3.7)

THEREFORE:  Support fairness and good governance at Hormel:  Vote FOR simple-majority vote counting.”

Board of Directors Statement in Opposition to the Stockholder Proposal

The Company’s voting standards are set in relation to its governing documents, Delaware law, and applicable SEC and stock exchange regulations.  We do not feel that the current voting standards confuse our stockholders, but rather ensure that fundamental changes to our corporate governance procedures require broad consensus of stockholders.  The Board of Directors thus believes that the proposal is unnecessary and not in the best interests of the Company and our stockholders.

The Company’s voting standards are consistent with Delaware law

We are incorporated in the State of Delaware and, therefore, the Delaware General Corporation Law (“DGCL”) governs the voting standards applicable to actions taken by our stockholders. The DGCL permits a choice of voting standards. We follow one for our Director election, a different one for the Say-on-Pay vote, and what is called the “default voting standard” for other management items and for shareholder-sponsored proposals.   Under this standard, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required for approval, except in the circumstances described below.  Shares that abstain constitute shares that are present and entitled to vote under the DGCL.  Abstentions thus are not included in the numerator (because they are not votes “For” the matter) but are included in the denominator as shares entitled to vote in the vote tabulation under the default voting standard.  Simply put, shares abstaining have the practical effect of being voted “Against” the matter under the default voting standard established by the DGCL.  Except for the circumstances described below, this standard is consistently applied to both management-sponsored and stockholder-sponsored proposals.

In the case of the election of directors, we have recently adopted a majority voting standard in our bylaws in which the votes “For” a director must exceed the votes “Against” a director, which is consistent with the proponent’s recommended voting standard.  We believe that this formulation of a majority voting standard makes sense where stockholders have been accustomed to voting either “For” a director or withholding authority to vote for such director.

The only other instance in which we do not apply the default voting standard established by the DGCL, besides the specific majority voting standard for the election of directors described above, is when stockholders provide their advisory vote on our Named Executive Officers’ (“NEOs’”) compensation (“Say-on-Pay”) and vote on the frequency of such Say-on-Pay votes.  As the advisory Say-on-Pay vote captures all aspects of executive compensation and does not allow the Board to know how stockholders feel about the various aspects of our overall compensation program, we believe that all this advisory vote allows the Board to do is consider those votes of stockholders who expressed a positive or negative view on our NEOs’ compensation.  The advisory vote on the frequency of “Say-on-Pay” votes applies a plurality standard among the three options available (every one year, two years or three years), recognizing that a majority vote may not be possible when there are three voting options.

We believe stockholders are aware of how their votes will be counted

We make our vote counting standards clear in our proxy statement.  We describe how each of the voting choices (typically “For,” “Against” and “Abstain”) will be treated in tabulating votes and the vote required to approve each proposal. Our stockholders are informed that if they vote “Abstain” on certain matters, their vote will have the practical effect of a vote against those proposals.

We believe that changing the voting procedure would not be in the best interests of our stockholders

The proponent’s proposal advocates lowering the approval standard for voting on non-binding stockholder proposals by eliminating abstentions in vote tabulation. We believe that lowering the required approval standard for non-binding stockholder proposals would not be in the best interests of our stockholders. In our view, proponents of a non-binding stockholder proposal should be able to persuade a majority of those present and eligible to vote to affirmatively vote “For” the matter for it to be approved as the view of the stockholders.

We feel that our voting standards generally are a safeguard against actions by short-term or self-interested stockholders who may pursue narrow agendas irrespective of the best interests of the Company or the Company’s stockholders as a group.  If the vote standard for non-binding shareholder items were based only on “For” and “Against” votes, matters that did not attract significant voter participation could be evaluated by reference to participation of only a small percentage of stockholders representing narrow interests.

Vote Required; Board Recommendation

Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock entitled to vote and represented in person or by proxy at the meeting.  The Board of Directors recommends that you vote AGAINST this proposal.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transaction policy.  This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act.  Information about transactions involving related persons is reviewed by the Audit Committee.  Related persons include Company directors and executive officers, as well as their immediate family members.  If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction.  The Audit Committee will use any process and review any information that it determines is appropriate.  All related party transactions will be disclosed in accordance with SEC rules.  For fiscal 2016, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and the NYSE.  This requirement is contained in Section 16(a) of the Exchange Act.  Specific due dates for these reports have been established.  The Company is required to disclose in this proxy statement any failure to file by those dates during fiscal 2016.

In making this disclosure, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the SEC.  Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via the Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders.  If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2018 Annual Meeting of Stockholders must deliver the proposal to the Company by August 23, 2017, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as directors for consideration at the Annual Meeting of Stockholders.  These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting.  For business or nominations intended to be brought to the 2018 Annual Meeting of Stockholders, the notice deadline is November 2, 2017.  Stockholder proposals or director nominations submitted after this date may not be presented at the 2018 Annual Meeting of Stockholders.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above.  If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 21, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 12:00 p.m. Central Standard Time on Monday, January 30, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 12:00 p.m. Central Standard Time Monday, January 30, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ADMISSION TICKET Annual Meeting of Stockholders Tuesday, January 31, 2017 8:00 p.m. CST Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912 Doors open at 6:30 p.m. Enter at South end of building TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E15741-P84335 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HORMEL FOODS CORPORATION The Board of Directors recommends you vote FOR each of the director nominees under Item 1. 1. Elect a board of 14 directors: Nominees: For Against Abstain 1a. Gary C. Bhojwani For Against Abstain 1b. Terrell K. Crews The Board of Directors recommends you vote FOR Items 2 and 3. 1c. Jeffrey M. Ettinger 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2017. 1d. Glenn S. Forbes, M.D. 3. Approve the Named Executive Officer compensation as disclosed in the Company's 2017 annual meeting proxy statement. 1 Year 2 Years 1e. Stephen M. Lacy 3 Years Abstain 1f. John L. Morrison The Board of Directors recommends you vote for 1 year: 4.Vote on a non-binding resolution to determine the 1g. Elsa A. Murano, Ph.D. frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation. 1h. Robert C. Nakasone For Against Abstain 1i. Susan K. Nestegard The Board of Directors recommends you vote AGAINST Item 5. 5. Stockholder proposal to require all non-binding stockholder proposals be decided by a simple majority of the votes cast For and Against an item. 1j. Dakota A. Pippins 1k. Christopher J. Policinski Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. 1l. Sally J. Smith For address changes and/or comments, please check this box and write them on the back where indicated. 1m. James P. Snee 1n. Steven A. White THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR ITEMS 2 AND 3, FOR 1 YEAR FOR ITEM 4 AND AGAINST ITEM 5. Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Your signature on this proxy card will appoint a proxy for shares held in your record account(s). If you wou ld like to ac ces s the proxy materia ls e lectronica lly n ext year, go to the follow ing In ternet address : www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E15742-P84335 HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy HORMEL FOODS CORPORATION Proxy This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, James N. Sheehan and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 2, 2016, at the Annual Meeting of Stockholders to be held on January 31, 2017, or any adjournment thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments:

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on January 31, 2017. HORMEL FOODS CORPORATION 1-507-437-5944. You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 proxy materials and voting instructions. E15743-See the reverse side of this notice to obtain Meeting Information Meeting Type:Annual Meeting For holders as of:December 2, 2016 Date:January 31, 2017Time:8:00 p.m. CST Location: Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, MN 55912 For directions to attend the Annual Meeting, please call

Before You Vote How to Access the Proxy Materials If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for 3) BY E-MAIL*: sendmaterial@proxyvote.com How To Vote Please Choose One of the Following Voting Methods E15744-Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow(located on the following page) available and follow the instructions. Please vote by 12:00 p.m. Central Standard Time, on either (i) Thursday, January 26, 2017 for shares in employee plans or (ii) Monday, January 30, 2017 for shares held in record accounts. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. XXXX XXXX XXXX XXXX PrrooxxyyMMaateterirailas lAsvAavilablalebtloe VtoIEVWIEoWr REoCrEIRVEEC: EIVE: NOTICE AND PROXY STATEMENTANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow(located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow(located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 17, 2017 to facilitate timely delivery. XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX

The Board of Directors recommends you vote FOR each of the director nominees under Item 1. Elect a board of 14 directors: Nominees: The Board of Direc tors recommends you vote FOR Items 2 and 3. 1a. Gary C. Bhojwani Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2017. Approve the Named Executive Officer compensation as disclosed in the Company's 2017 annual meeting proxy statement. The Board of Directors recommends you vote for 1 year: 1b. Terrell K. Crews 1c. Jeffrey M. Ettinger 1d. Glenn S. Forbes, M.D. Vote on a non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation. The Board of Directors recommends you vote AGAINST Item 5. 1e. Stephen M. Lacy 1f. John L. Morrison 1g. Elsa A. Murano, Ph.D. S t ock holde r propos a l t o re q ui re al l non - bindi ng stockholder proposals be decided by a simple majority o the votes cast For and Against an item. 1h. Robert C. Nakasone 1i. Susan K. Nestegard Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. 1j. Dakota A. Pippins 1k. Christopher J. Policinski 1l. Sally J. Smith 1m. James P. Snee 1n. Steven A. White E15745-*** Please use this notice card as your ADMISSION TICKET. *** Voting Items